UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
(X) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Brown, Jeanette Grasselli
   150 Greentree Road
   Chagrin Falls, OH  44022
   USA
2. Issuer Name and Ticker or Trading Symbol
   The B. F. Goodrich Company
   GR
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   12/99
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Phantom Shares Dividend |1-for-1 |01/04|(A) |43.5871    |A  |*    |*    |Phantom Shar|43.5871|       |            |(D)|            |
                        |        |/99  |    |           |   |     |     |es          |       |       |            |   |            |
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Phantom Shares Dividend |1-for-1 |04/01|(A) |45.5323    |A  |*    |*    |Phantom Shar|45.5323|       |            |(D)|            |
                        |        |/99  |    |           |   |     |     |es          |       |       |            |   |            |
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Phantom Shares          |1-for-1 |04/19|(A) |1,028.9389 |A  |*    |*    |Phantom Shar|1,028.9|       |            |(D)|            |
                        |        |/99  |    |           |   |     |     |es          |389    |       |            |   |            |
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Phantom Shares          |1-for-1 |05/03|(D) |570.7319   |D  |     |     |Phantom Shar|570.731|*      |*           |(D)|            |
                        |        |/99  |    |           |   |     |     |es          |9      |       |            |   |            |
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Phantom Shares          |1-for-1 |06/01|(D) |570.7319   |D  |     |     |Phantom Shar|570.731|       |            |(D)|            |
                        |        |/99  |    |           |   |     |     |es          |9      |       |            |   |            |
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Phantom Shares Dividend |1-for-1 |07/01|(A) |37.7059    |A  |*    |*    |Phantom Shar|37.7059|       |            |(D)|            |
                        |        |/99  |    |           |   |     |     |es          |       |       |            |   |            |
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Phantom Shares          |1-for-1 |07/01|(D) |574.5025   |D  |     |     |Phantom Shar|574.502|       |            |(D)|            |
                        |        |/99  |    |           |   |     |     |es          |5      |       |            |   |            |
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Phantom Shares          |1-for-1 |08/02|(D) |574.5025   |D  |     |     |Phantom Shar|574.502|       |            |(D)|            |
                        |        |/99  |    |           |   |     |     |es          |5      |       |            |   |            |
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Phantom Shares          |1-for-1 |01/09|(D) |574.5025   |D  |     |     |Phantom Shar|574.502|       |            |(D)|            |
                        |        |/99  |    |           |   |     |     |es          |5      |       |            |   |            |
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Phantom Shares Dividend |1-for-1 |10/01|(A) |39.5412    |A  |*    |*    |Phantom Shar|39.5412|       |            |(D)|            |
                        |        |/99  |    |           |   |     |     |es          |       |       |            |   |            |
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Phantom Shares          |1-for-1 |10/01|(D) |580.1513   |D  |     |     |Phantom Shar|580.151|       |            |(D)|            |
                        |        |/99  |    |           |   |     |     |es          |3      |       |            |   |            |
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Phantom Shares          |1-for-1 |11/01|(D) |580.1513   |D  |     |     |Phantom Shar|580.151|       |            |(D)|            |
                        |        |/99  |    |           |   |     |     |es          |3      |       |            |   |            |
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Phantom Shares          |1-for-1 |12/01|(D) |580.1513   |D  |     |     |Phantom Shar|580.151|       |2,320.6050**|(D)|            |
                        |        |/99  |    |           |   |     |     |es          |3      |       |            |   |            |
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Explanation of Responses:
* The phantom stock units were accrued under The B. F. Goodrich Company Outside Director's Phantom Share
Plan.
** The phantom stock units are to be settled in cash only upon the reporting person's retirement. Reporting person retired on 4/19/99 and currently receives monthly payments until
4/1/00.
SIGNATURE OF REPORTING PERSON
/s/ Jeanette Grasselli Brown
DATE
03/09/00